Exhibit 99.1

Motorola Names Greg Brown Chief Executive Officer, Succeeding Edward J. Zander Who Remains Chairman

SCHAUMBURG, Ill. – 30 November 2007 – Motorola, Inc. (NYSE: MOT) today announced that its Board of Directors has elected Greg Brown, 47, as Chief Executive Officer of Motorola, effective January 1, 2008. Mr. Brown currently serves as President and Chief Operating Officer. Mr. Brown will succeed Edward J. Zander as CEO, and Mr. Zander, 60, will continue to serve as Chairman of the Board of Directors until the annual meeting of stockholders in May 2008.

On behalf of Motorola's Board of Directors, Samuel C. Scott III, lead director, said, “I want to take this opportunity to thank Ed for his vision, expertise and tireless commitment to Motorola. We greatly appreciate his many contributions and wish him all the best in the years ahead. Today’s decision is the culmination of a thoughtful and disciplined process of succession planning.”

Scott added, “The Board is delighted that Greg will serve as CEO. We are confident that he will bring a combination of strategic insight, operational discipline, and inspirational leadership needed for accelerated and sustained growth.”

“We are exceedingly fortunate to have a leader of Greg’s caliber, vision and experience. He has been an invaluable partner and I am confident he is the right person to be the next CEO of Motorola and lead the Company through its multi-year transformation,” said Zander. “Next year marks my 40th year in the technology industry. This is the right time for me to move on to the next phase in my life and spend more time with my family. I am grateful I had the opportunity to lead Motorola over the last four years. It’s been a wonderful experience.”

“I am privileged to become the CEO of Motorola,” said Greg Brown. “This is a unique Company with strong technology, people and customers. I welcome this opportunity to lead Motorola successfully into the future. We have a lot to do and I am intensely focused on building shareholder value. I look forward to working closely with Ed to ensure a smooth transition.”

Greg Brown Background

Since March 2007, Mr. Brown has served as President and Chief Operating Officer of Motorola and was elected to the Company’s Board of Directors earlier this year.

Prior to his role as President and COO, Mr. Brown headed four different businesses at Motorola. He also led the $3.9 billion acquisition of Symbol Technologies, the second largest transaction in Motorola’s history and an important strategic move to strengthen Motorola’s enterprise offering.

Additionally, Mr. Brown returned the automotive business to profitability, while also leading the divestiture of that business which was sold to Continental for $1.0 billion. He also led the government and public safety business for four years, substantially growing earnings over that time. Mr. Brown joined Motorola in 2003.

Prior to joining Motorola, Mr. Brown was chairman and CEO of Micromuse Inc., a network management software company. Before that, he was President of Ameritech Custom Business Services and Ameritech New Media Inc. Before joining Ameritech in 1987, Mr. Brown held a variety of sales and marketing positions with AT&T for five years, resulting in 25 years of high-tech experience.

An active member of the civic and business communities, he was appointed by the White House to serve on President Bush’s National Security Telecommunications Advisory Committee (NSTAC) in May 2004. Mr. Brown is also a member of the board of directors for United Way, World Business Chicago, and the U.S.-China Business Council.

Mr. Brown received his bachelor's degree in economics from Rutgers University and is a member of the Rutgers board of overseers.

About Motorola

Motorola is known around the world for innovation and leadership in wireless and broadband communications. Inspired by our vision of seamless mobility, the people of Motorola are committed to helping you connect simply and seamlessly to the people, information and entertainment that you want and need. We do this by designing and delivering "must have" products, "must do" experiences and powerful networks -- along with a full complement of support services. A Fortune 100 company with global presence and impact, Motorola had sales of US $42.8 billion in 2006. For more information about our company, our people and our innovations, please visit http://www.motorola.com.

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Media Contact: Jennifer Erickson Motorola, Inc. +1-847-435-5320 jennifer.erickson@motorola.com Investor Contact: Dean Lindroth Motorola, Inc. +1-847-576-6899 dean.lindroth@motorola.com

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